Letter of Engagement
Biometrx, Inc.
March 17, 2006

The following sets forth the agreement (this “Agreement”) for the engagement of Pasadena Capital Partners, LLC (“Pasadena”) by Biometrx, Inc. (the “Company”):

1. Term
Three months, commencing as of the date set forth above, unless earlier terminated pursuant to the terms of this Agreement (the “Initial Term”), and terminable thereafter by either party upon 30 days’ prior written notice.

2. Objective
The development and implementation of a proactive marketing program designed to (a) increase the awareness of the Company and (b) generate a significant increase in liquidity and market capitalization. In addition, upon request, Pasadena may agree to advise the Company in business development and strategic advisory services. Any such services, however, shall be the subject of a separate agreement.

3. The Program
3.1 Pasadena will structure and implement a marketing program designed to create extensive financial market and investor awareness for the Company to drive long-term shareholder support. The core drivers of the program will be to create institutional and retail buying in the Company’s stock through a proactive sales and marketing program emphasizing technology-driven communications, direct communication with stock brokers and leveraging the Company’s image to attract additional long term investors and to create additional opportunities in M&A and Business Development. Given the reality of various markets factors, Pasadena can give no assurance that the marketing program will result in an increase in the Company’s stock price, liquidity or market capitalization.

3.2 Pasadena understands that, during any period in which the Company is in “registration” for a public offering of securities under the Securities Act of 1933 and during the distribution of such securities, the Company’s investor relations and marketing efforts will be severely limited. However, it will be the responsibility of the Company (with the advice of its securities counsel) to determine, and to inform Pasadena regarding, what investor relations and marketing efforts are permissible and non-permissible during such periods. Pasadena will follow the direction of the Company and its securities counsel.

4. Responsibilities
4.1 In addition to marketing and financial public relations, Pasadena will assume the responsibilities of an in-house Investor Relations Officer for the Company on a full turnkey basis, including the generation of corporate and shareholder communications, retail and institutional investor contact and media. Pasadena will work in conjunction with the Company’s management, securities counsel, investment bankers and auditors and under supervision of management. The content may include the following:

•  Campaign Development and Execution
•  Consultation on Press Announcements
•  Database Development and Management
•  Image Analysis: recommendations and implementation
•  Messaging: institutional and retail
•  Online presentations: drafting and production responsibilities
•  Email messaging: targets: Retail and Institutional/Other databases
•  Direct Mail: shareholder, media, the Company’s relationship universe
•  Public Relations
•  Capital Conferences

4.2 Pasadena will not publish or publicly release any press release or other document (each, an “IR Document”) regarding the Company that has not been approved by the Company.  The Company assumes responsibility for the accuracy and completeness of all IR Documents and the compliance of such IR Documents with applicable laws, rules and regulations.  The Company agrees that Pasadena has no obligation or duty to verify the accuracy or completeness of the IR Documents.

5. Fees
Pasadena will be paid $6,000 per month for so long as it is retained to provide investor relations services. The first payment of $6,000 will be due prior to Pasadena beginning the implementation its IR program on behalf of BMRX. Wiring information is set forth below. Any fees incurred by Pasadena will be reimbursed by the Company at cost. Pasadena agrees to make the Company aware of any costs greater than $500 in writing prior to incurring them.

6. Equity Compensation
6.1 Solely in consideration for Pasadena’s execution of this Agreement and regardless of when or under what circumstances this Agreement is terminated, upon execution of this Agreement, the Company will issue, and deliver to Pasadena (or such other entity designated by Pasadena) 20,000 shares of Rule 144 restricted common stock within 5 business days of the execution of this Agreement (the “Initial Shares”). BMRX will have the right to extend this contract through March 16, 2007 for an additional 60,000 Rule 144 restricted shares, so long as the 10-day moving average bid of the Company’s stock remains above $6.00 prior to the extension of this contract.

As used herein, references to the Initial Shares shall also mean all shares of the Company’s common stock that are issued or issuable to Pasadena (or such other entity designated by Pasadena) on account of any stock split, dividend or other distribution to the Company’s stockholders. Following the required holding period for the shares, upon the request of Pasadena, BMRX agrees to provide, at its own expense, a valid written legal opinion relative to the sale or proposed sale of said Shares within ten calendar days of the date of request of Pasadena. BMRX further agrees to cooperate with Pasadena in having the Rule 144 legend removed from the certificate(s) representing the shares. BMRX acknowledges that the Shares are issued to Pasadena as compensation for services rendered. BMRX shall not obstruct Pasadena’s sale of the shares in any way.

6.2 The Company will issue and deliver the Shares in the name of the entity and to the entity’s address listed at the bottom of this document. At any time during the term of this Agreement, the Company shall deliver, at Pasadena’s request, a Letter of Tradability from the Company’s legal counsel and an irrevocable guarantee from the Company’s CEO.

6.3 In order to allow Pasadena (or such other entity designated by Pasadena) to avail itself of Rule 144 in order to sell the Shares, the Company shall, at all times during the term of this Agreement and for a period of one year after the termination of this Agreement, ensure that there is adequate current public information available regarding the Company as required by Rule 144(c).

6.4 The Company agrees to include the Shares in any Registration Statement filed with the Securities and Exchange Commission during the term of this Agreement or during the one year period immediately following the termination of this Agreement, as follows:

(A) Piggyback Rights. (i) If the Company proposes to register any of its warrants, outstanding common stock or any other shares of common stock of the Company under the Securities Act (other than a registration (A) on Form S-8 or S-4 or any successor or similar forms, (B) relating to Common Stock or any other shares of common stock of the Company issuable upon exercise of employee share options or in connection with any employee benefit or similar plan of the Company or (C) in connection with a direct or indirect acquisition by the Company of another entity or any transaction with respect to which Rule 145 (or any successor provision) under the Securities Act applies), whether or not for sale for its own account, it will each such time, give prompt written notice to Pasadena at least 20 days prior to the anticipated filing date of the registration statement relating to such registration, which notice shall set forth such Pasadena’s rights under this Section 6.4(A) and shall offer Pasadena (and any transferee, designee or assignee of Pasadena, collectively referred to for purposes of this section as “Pasadena”), the opportunity to include in such registration statement such number of the Shares as Pasadena may request (unless the Shares may be sold pursuant to Rule 144(k)). Upon the written request of Pasadena made within 10 days after the receipt of notice from the Company (which request shall specify the number of the Shares intended to be disposed of by Pasadena), the Company will use its best efforts to effect the registration under the Securities Act of all of the Shares that the Company has been so requested to register by Pasadena, to the extent requisite to permit the disposition of the Shares so to be registered; provided, however, that (A) if such registration involves an underwritten public offering, Pasadena must sell its Shares to any underwriters selected by the Company with the consent of Pasadena on the same terms and conditions as apply to the Company and (B) if, at any time after giving written notice of its intention to register securities, pursuant to this Section 6 and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register the securities covered by the registration statement, the Company shall give written notice to Pasadena and, thereupon, shall be relieved of its obligation to register the Shares in connection with such registration.

(ii) If a registration pursuant to this Section 6.4(A) involves an underwritten public offering and the managing underwriter thereof advises the Company that, in its view, the number of shares of common stock that the Company and Pasadena intend to include in such registration exceeds the largest number of shares of Common Stock that can be sold without having an adverse effect on such public offering (the “Maximum Offering Size”), the Company will include in such registration only such number of shares of common stock as does not exceed the Maximum Offering Size, and the number of shares in the Maximum Offering Size shall be allocated among the Company, Pasadena and any other sellers of common stock in such public offering (“Third-Party Sellers”), first, to the Company until all the shares of common stock originally proposed to be offered for sale by the Company have been allocated, second, if the filing of the registration statement was made upon the demand of any Third Party Seller, then pro rata among such Third Party Sellers, and third, pro rata among Pasadena and any other Third-Party Sellers, in each case on the basis of the relative number of shares of common stock originally proposed to be offered for sale under such registration by each of Pasadena and the Third-Party Sellers, as the case may be. If as a result of the proration provisions of this Section 6.4(A)(ii), Pasadena is not entitled to include all of the Shares in such registration, Pasadena may elect to withdraw its request to include its Shares in such registration. With respect to registrations pursuant to this Section 6.4(A), the number of securities required to satisfy any underwriters’ over-allotment option shall be allocated among the Company, Pasadena and any Third Party Seller pro rata on the basis of the relative number of securities offered for sale under such registration by each of Pasadena, the Company and any such Third Party Sellers before the exercise of such over-allotment option.

(B) If, and as often as, there are any changes in the Company’s common stock by way of stock split, stock dividend, reverse split, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof, as may be required, so that the registration rights and privileges granted hereby shall continue with respect to the Shares as so changed.

6.5 If, and as often as, there are any changes in the Company’s common stock by way of stock split, stock dividend, reverse split, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be to the common stock due to or owned by Pasadena, as may be required, so that the rights and privileges of Pasadena granted hereby and to maintain its equity interest in the Company shall continue.

6.6 The Company acknowledges and agrees that all Shares issued to Pasadena (or such other entity designated by Pasadena) pursuant to this Agreement are earned by Pasadena immediately upon, and are being issued solely in consideration for, Pasadena’s execution of this Agreement.

7. Marketing Budget
To support the financial marketing program, the Company acknowledges that it will incur certain third party marketing costs. Pasadena will deliver to the Company a detailed three month budget setting forth the approximate costs associated with the campaign. Pasadena will not incur these costs without the approval of the Company. At Pasadena’s request, the Company will pay these costs directly to the third party.

8. Indemnification	The Company agrees to provide the indemnification set forth in “Exhibit A” attached hereto.

9. Obligations
The obligations of Pasadena are solely limited liability company obligations, and no officer, manager, employee, agent, member or controlling person of Pasadena shall be subject to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any other party to this Agreement.

10. Additional Services
If Pasadena is called upon to render services, directly or indirectly relating to the subject matter of this Agreement, beyond the services contemplated above (including, but not limited to, production of documents, answering interrogatories, giving depositions, giving expert or other testimony, whether by agreement, subpoena or otherwise), the Company shall pay to Pasadena reasonable hourly rates for the persons involved for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related costs and expenses and the reasonable legal fees and expenses of Pasadena’s counsel.

11. Survival of Certain Provisions
Sections 6.5, 6.6, 8, 9, 10, 12, 13, 14 and 15 and “Exhibit A” shall survive any termination of this Agreement and Pasadena’s engagement pursuant to this Agreement. In addition, such termination shall not terminate Pasadena’s right to compensation accrued through the date of termination and for reimbursement of expenses. Any purported termination of this Agreement by the Company prior to the end of the Initial Term, or any termination by Pasadena as a result of non-payment or other material breach by the Company, shall not terminate Pasadena’s right to the Shares.

12. Services/Costs
Except as provided in this Agreement, the compensation paid to Pasadena under this Agreement will cover all costs for Pasadena personnel. Travel and entertainment costs for Pasadena personnel, in addition to certain third-party costs, will be borne by the Company. Pasadena will provide reasonable documentation to support reimbursement claims. Pasadena will not incur any particular reimbursable cost of $500 or more without the written approval from the Company.

13. Attorneys’ Fees
If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys’ fees to be fixed by the court.

14. Governing Law	This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard for its conflict of law principles.

15. No Material Nonpublic Information	During the last month of the Initial Term and thereafter, the Company shall not provide Pasadena with any material nonpublic information.

16. Termination by Pasadena
At its sole option, Pasadena may choose to pause or discontinue the program or terminate this Agreement if (a) any fax or e-mail “spam” is being distributed regarding the Company which violates any federal or SEC regulations - either with or without the Company’s consent, (b) the Company fails to deliver the Letter of Tradability or the irrevocable guarantee of the Company’s CEO to Pasadena at Pasadena’s request or (c) the Company otherwise materially breaches any of the terms or conditions of this Agreement.

Entity to whom the Shares should be issued:	Pasadena Capital Partners, LLC

Address of the foregoing entity:	4949 Hedgcoxe Rd. #280 Plano, TX 75024

Wire Instructions:	CREDIT TO THE ACCOUNT OF:
Pasadena Capital Partners LLC
4949 Hedgcoxe Rd. Suite #280
Plano, TX 75024

Ach R/T # 111000025
ACCOUNT # 004789075297

BANK OF AMERICA
2150 N Josey Ln.
Carrollton, TX  75006
972-323-9611

Agreed and Accepted:

Biometrx, Inc.		Pasadena Capital Partners, LLC

By:	/s/ Mark R. Basile	By:	/s/
	Mark R. Baisle Chief Executive Officer		John Pentony President

The stock certificate shall be assigned and delivered to the following entity:

Pasadena Capital Partners LLC
4949 Hedgcoxe Rd. Suite #280
Plano, TX 75024

Tax ID # 20-2826562

EXHIBIT A

Indemnification Provisions

Biometrx, Inc. (the “Company”) unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless Pasadena Capital Partners, LLC (“Pasadena”) and its past, present and future directors, managers, officers, affiliates, counsel, shareholders, members, employees, agents, representatives, contractors, successors and assigns (Pasadena and such persons are collectively referred to as the “Indemnified Persons”) from and against any and all losses, claims, costs, expenses (including attorneys’ fees), liabilities and damages (or actions in respect thereof) arising out of or related to this Agreement or any actions taken or omitted to be taken by the Company or an Indemnified Person in connection with this Agreement, including, but not limited to, (1) any breach by the Company of any of its representations or warranties in the Agreement or (2) any failure by the Company to perform its obligations under the Agreement (each, an “Indemnified Claim”). Without limiting the generality of the foregoing, such indemnification shall cover losses, claims, costs, expenses, liabilities and damages imposed on or incurred by the Indemnified Persons, directly or indirectly, relating to, resulting from, or arising out of any misstatement of fact or omission of fact, or any inaccuracy in any information provided or approved by the Company in connection with the engagement, including information in any SEC filing, press release, website, marketing material or other document, whether or not the Indemnified Persons relied thereon or had knowledge thereof. In addition, the Company agrees to reimburse the Indemnified Persons for legal or other expenses reasonably incurred by them in respect of each Indemnified Claim at the time such expenses are incurred. Notwithstanding the foregoing, the Company shall not be obligated under the foregoing for any loss, claim, liability or damage that is finally determined to have resulted primarily from the willful misconduct, bad faith or gross negligence of the Indemnified Person.

If any proceeding shall be brought or asserted under these provisions against an Indemnified Person in respect of which indemnity may be sought under these provisions from the Company, the Indemnified Person shall give prompt written notice of such proceeding to the Company who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person (or if more than one, Pasadena), and the payment of all reasonable expenses; provided that any delay or failure to notify the Company shall relieve the Company of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Company’s obligations and liability under and pursuant to the indemnifications set forth in these provisions. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless: (i) the Company has agreed to pay such fees and expenses; or (ii) the Indemnified Person shall in good faith determine that there exists actual or potential conflicts of interest that make representation by the same counsel inappropriate and the Company refuses to provide separate counsel. In the event that the Company, within five days after notice of any such proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such proceeding, for the account of the Company, subject to the right of the Company to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof by reimbursing the Indemnified Person for all fees and costs incurred to date. Anything in these provisions to the contrary notwithstanding, the Company shall not, without the prior written consent of Pasadena (if Pasadena is an Indemnified Person) or the Indemnified Person (if Pasadena is not an Indemnified Person), settle or compromise any proceeding or consent to the entry of any judgment with respect to any proceeding; provided, however, that the Company may, without the Indemnified Person’s prior written consent, settle or compromise any such proceeding or consent to entry of any judgment with respect to any such proceeding that requires solely the payment of money damages by the Indemnified Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such proceeding.